Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between Howard Aihara (“Executive”) and Alliance HealthCare Services, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A. Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates will end effective upon the Termination Date (as defined below).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Officer Termination Date. Executive acknowledges and agrees that his status as an officer of the Company will end effective as of a date between March 10, 2016 and March 15, 2016 determined by the Company in consultation with Executive (such determined date, the “Officer Termination Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company and each of its subsidiaries; including a written resignation substantially in the form of Appendix A to this Agreement, provided that such documents shall not be inconsistent with any of the terms of this Agreement. Executive shall also have an opportunity to review and comment on any press release or Form 8-K filing made with the Securities and Exchange Commission announcing his departure from the Company.

2. Continued Employment.

(a) Employment Period. During the period of time (the “Employment Period”) commencing on the Officer Termination Date and ending on April 30, 2016 (the “Employment Period End Date”), Executive shall remain employed by the Company and shall provide transition services (the “Transition Duties”) in Executive’s areas of expertise and work experience and responsibility. During the Employment Period, Executive shall devote such time as shall be necessary to perform the Transition Duties, provided, that it is the intention of the parties that such Transition Duties shall generally require one hundred (100%) of Executive’s business time.

(b) Salary and Benefits Continuation. During the Employment Period, Executive will continue to be paid base salary and an auto allowance at the rate in effect on the date of this Agreement, accrue paid vacation and be eligible for all employee benefit plans available to senior executives of the Company through the Employment Period End Date. All payments made to Executive during the Employment Period will be subject to required withholding taxes and authorized deductions.

(c) Protection of Information. Executive agrees that, during the Employment Period and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.

3. Final Paycheck; Payment of Accrued Wages and Expenses.

(a) Final Paycheck. As soon as administratively practicable on or after the Employment Period End Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Employment Period End Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b) Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Employment Period End Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.

(c) Long Term Incentive Program Awards. To the extent unpaid as of the Employment Period End Date, the Company shall pay Executive the portion of his cash awards under the Company’s Long Term Incentive Program (“LTIP”) that vested based upon service through December 31, 2015 for each of the 2013, 2014 and 2015 Plan Years, such payment to be made as soon as administratively practicable after the Employment Period End Date. The amount of the cash award for the 2015 Plan Year will be paid based on actual performance. In the event a Change of Control (within the meaning of the LTIP) occurs on or prior to April 30, 2016, the portion of the cash awards under the LTIP that would have vested based on service through December 31, 2016 and December 31, 2017 shall be paid to Executive as soon as administratively practicable, and, in any event, within 30 days, after the closing of the Change of Control. Executive shall not be eligible to participate in the LTIP for the 2016 Plan Year. Executive is entitled to the payments described in this paragraph regardless of whether Executive executes this Agreement.

(d) 2015 Bonus. To the extent unpaid as of the Employment Period End Date, the Company shall pay Executive any 2015 annual target incentive bonus earned based upon the achievement of corporate goals assuming achievement of 100% of any individual performance goals. Any such payment will be made at the same time payments for 2015 annual target incentive bonuses are made to continuing senior executives of the Company. Executive is entitled to the payment of any earned 2015 annual target incentive bonus regardless of whether Executive executes this Agreement.

(e) 2013 Bonus. To the extent unpaid as of the Employment Period End Date, the Company shall pay Executive any portion of the 2013 annual incentive bonus earned based upon the achievement of fixed site return on capital goals that would otherwise be payable with respect to 2015 under such plan, and any portion of the 2013 annual incentive bonus earned based upon the achievement of fixed site return on capital goals that would otherwise be payable with respect to 2016 under such plan. Any such payments will be made at the same time payments based upon the achievement of such fixed site return on capital goals under the 2013 annual incentive bonus plan are made to other participants.

(f) SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report certain transactions in Company common stock for six (6) months following the Officer Termination Date. Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions until the end of such six (6) month period.

4. Severance Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable and Executive’s performance of his continuing obligations pursuant to this Agreement and the Continuing Obligations, to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) Base Salary. From the period commencing on the Employment Period End Date and ending on the eighteen (18) month anniversary of the Employment Period End Date (the “Severance Period”), Executive shall be entitled to receive continued payment of Executive’s base salary (such that Executive shall be eligible to be paid the aggregate amount of $457,500, which constitutes eighteen (18) months’ of Executive’s base salary), less applicable withholdings and deductions. Such continued payments of the base salary shall be made in bi-weekly installments in accordance with the standard payroll procedures of the Company. Such payments will be contingent upon this Agreement becoming irrevocable as provided herein and upon Executive’s continued performance of all obligations under this Agreement.

(b) Healthcare Continuation Coverage. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents through the earlier of (i) the last day of the month during which the Severance Period ends or (ii) the date on which Executive and/or Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, that after the Company ceases to directly pay or reimburse premiums pursuant to the preceding, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. After the Company ceases to reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage, provided, that the Company shall be responsible for the timely payment of premiums once such a time election is made.

(c) 2016 Pro-rated Bonus. Executive shall be entitled to receive a pro-rated 2016 annual target incentive bonus determined using the financial performance of the Company in 2016 assuming 100% achievement of any individual performance goals. The 2016 annual target incentive bonus shall be pro-rated based upon the actual number of days Executive was employed during 2016. Any pro rata bonus that becomes payable pursuant to this paragraph shall be paid at the same time 2016 annual target incentive bonuses are paid to continuing senior executives of the Company. Such payment will be contingent upon this Agreement becoming irrevocable as provided herein and upon Executive’s continued performance of all obligations under this Agreement.

(d) Additional Bonus. Executive shall be entitled to receive as severance an additional bonus in the amount of $343,125 (which constitutes 150% of Executives 2016 annual target incentive bonus), less applicable withholdings and deductions. Such additional bonus payment shall be made in substantially equal bi-weekly installments during the Severance Period in accordance with the standard payroll procedures of the Company. Such payments will be contingent upon this Agreement becoming irrevocable as provided herein and upon Executive’s continued performance of all obligations under this Agreement.

(e) Transaction Bonus. In the event that Fujian Thai Hot Investment Co., Ltd. completes its purchase of approximately 5,537,945 shares of Company common stock (the “Stock Purchase”) on or prior to December 31, 2016, then Executive will be entitled to receive a transaction bonus in the amount of $150,000, less applicable withholdings and deductions, pursuant to the terms of a transaction bonus plan (the “Transaction Bonus Plan”) to be adopted by the Company in connection with the Stock Purchase. It is anticipated that the Transaction Bonus Plan will provide for payment to be made in substantially equal installments on each of the closing of the Stock Purchase, the three month anniversary of such closing and the six month anniversary of such closing.

(f) Discretionary Payment. During the Severance Period, Executive shall be entitled to receive continued payments of $350.00 (the “Discretionary Payment”). Such continued payments of the Discretionary Payment shall be made in bi-weekly installments in accordance with the Company’s standard payroll procedures. Such payments will be contingent upon this Agreement becoming irrevocable as provided herein and upon Executive’s continued performance of all obligations under this Agreement.

(g) Outplacement Services. The Company shall reimburse Executive’s actual costs up to $35,000 for an outplacement firm of the Company’s choosing related to Executive’s search for new employment. Executive must begin and conclude Executive’s participation with such outplacement firm no later than eighteen (18) months after the Employment Period End Date or at such time that Executive secures other full time employment, whichever is earlier. In addition, fees for outplacement services will be paid directly to the applicable agency by the Company. All outplacement services and expenses must be reviewed and approved by the Company prior to payment.

(h) Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(i) Sole Separation Benefit. Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive further acknowledges that, other than the Continuing Obligations (as defined below), this Agreement shall supersede each agreement entered into between Executive and the Company regarding

Executive’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, including but not limited to that certain Employment Agreement by and between the Company and Executive, dated December 1, 2005, as amended (the “Employment Agreement”), and each such agreement other shall be deemed terminated and of no further effect as of the Employment Period End Date. Notwithstanding the foregoing, Sections 7 and 12 through 21 of the Employment Agreement shall remain in full force and effect following the Employment Period End Date (the “Continuing Obligations”).

6. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) Released Claims. On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) Claims for indemnification under Section 15 of the Employment Agreement, any indemnification agreement entered into between Executive and the Company, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i) Executive should consult with an attorney before signing this Agreement;

(ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii) Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Gina Bonica, 100 Bayview Circle, Suite 400, Newport Beach, California 92660; fax: (602) 345-7714. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Agreement, other than as provided in Section 3 hereof.

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7. Non-Disparagement, Transition, Transfer of Company Property, and Non-Competition. Executive further agrees that:

(a) Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b) Transfer of Company Property. On or before the Employment Period End Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

(c) Non-Competition. Executive agrees that no Competition Event (as defined below) shall occur prior to the Employment Period End Date. Executive further agrees that in the event a Competition Event occurs prior to the eighteen (18) month anniversary of the Employment End Date then the Severance Period shall immediately terminate and Executive shall not be entitled to any payments under Section 4 hereof after the date of such Competition Event. For purposes of this Agreement, a “Competition Event” shall occur if Executive directly or indirectly (i) engages in any imaging, radiation therapy or any other business that becomes material to the Company’s business during Executive’s employment by the Company (the “Company Business”) within the United States that is the same or substantially similar to or competitive with any service provided by the Company; (ii) competes or participates as an agent, employee, officer, director, consultant, advisor, representative or otherwise in any enterprise engaged in a business which has any operations engaged in the Company Business within the United States that is the same or substantially similar to or competitive with any service provided by the Company; or (iii) competes or participates as a stockholder, partner or joint venturer, or has any direct or indirect financial interest, in any enterprise which has any material operations engaged in the Company Business within the United States that is the same or substantially similar to or competitive with any service provided by the Company, provided, that nothing contained herein shall prohibit Executive from owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Executive does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor.

8. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11. Miscellaneous. This Agreement comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13. Maintaining Confidential Information. Executive reaffirms his obligations under Section 7 of the Employment Agreement. Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Section 7 of the Employment Agreement.

14. Executive’s Cooperation. After the Employment Period End Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: February 17, 2016

/s/ Howard Aihara
Howard Aihara

ALLIANCE HEALTHCARE SERVICES, INC.
DATED: February 17, 2016

	By:	/s/ Percy C. Tomlinson
	Name:	Percy C. Tomlinson
	Title:	Chief Executive Officer

Appendix A

FORM OF RESIGNATION LETTER

To the Board of Directors

Alliance HealthCare Services

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

[Date]

Dear Sirs,

I, [Name], hereby tender my resignation as an officer of Alliance HealthCare Services, Inc. (the “Company”) and any position I may hold as an officer at any of the Company’s subsidiaries effective as of a date between March 10, 2016 and March 15, 2016 determined by the Company in consultation with me (the “Resignation Date”). Please consider for all purposes this letter as evidence of my resignation of said position(s), effective as of the Resignation Date.

I specifically acknowledge that I am fully satisfied with respect to all my rights and entitlements as an officer of the Company and have no reason, present or expected, to direct any claims against the Company.

Sincerely yours,

[Name]